Exhibit 3.185

CERTIFICATE OF FORMATION

OF

FINE HOST HOLDINGS, LLC

This Certificate of Formation of Fine Host Holdings, LLC (the “LLC”), dated as of October 29th, 2002, is being duly executed and filed by David Bersh, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is Fine Host Holdings, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is C/O Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE, 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ David Bersh
David Bersh Authorized Person

CERTIFICATE OF AMENDMENT

OF

FINE HOST HOLDINGS, LLC

1. The name of the limited liability company is Fine Host Holdings, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

That the registered office of the company in the State of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Fine Host Holdings, LLC this 11th day of March, 2004.

ARAMARK FHC, LLC, Sole Member of Fine Host Holdings, LLC

By:	/s/ Thomas M. Molchan
Thomas M. Molchan, Assistant Secretary of ARAMARK Services, Inc., Sole Member of ARAMARK FHC,LLC